Exhibit 99.1

NORTH STATE BANK

Experience relationship banking.



REPORT FOR NORTH STATE BANCORP SHAREHOLDERS | Winter 2006-07

MESSAGE FROM THE PRESIDENT



Our shareholder newsletter keeps you informed about our progress in becoming what we believe is one of the most successful and high-performing banks in Wake County and beyond. It also introduces prospective customers and investors to our bank as we continue to tell our story in the marketplace.

For the fourth quarter ended December 31, 2006, North State Bancorp (the "Company"), the holding company for North State Bank, reported net income of $960,000 or $0.20 per diluted share, compared to $677,000 or $0.14 per diluted share for fourth quarter 2005, an increase of 42%. For the year ended as of the same date, the Company reported net income of $3.3 million, compared to net income of $2.4 million as of December 31, 2005, an increase of 38%. Earnings per diluted share for the year ended 2006 and 2005 were, respectively, $0.69 and $0.53.

The increase in net income for both the quarter and the year is primarily attributable to two factors. First is the increase in the level of our earning assets. Overall earning assets increased $62.6 million, or 17%, during the 2006 calendar year, resulting in an increase in interest income. The second factor is the significant decrease in the provision for loan losses during 2006. The reduction in the provision resulted primarily from significant recoveries charged off prior to 2006, a decrease in the level of loan charge-offs during the year, and enhancements made to the methodology used to estimate the allowance for loan losses.

Total assets for the Company as of December 31, 2006, were $455.5 million, compared to $382.4 million at December 31, 2005, an increase of 19%.

Total deposits for the Company at year-end 2006 were $402.1 million and total loans were $345.9 million, compared to total deposits of $337.4 million and total loans of $294.2 million reported for the fourth quarter 2005, increases of 19% and 18%, respectively.

Due to the strong leadership in our company and the great potential of our staff, both governed by a deep commitment to work hard and inspired by our vision for the future, I am confident about our next level of growth and performance which will be sustained by our commitment to continuous improvement. In 2007, we have adopted significant bank-wide growth goals, reflecting our commitment to continue growing and developing strong leadership in our bank with individuals who are able to confront or change realistically as the industry itself undergoes changes. We believe strongly that leaders cannot show the way until they know the way and understand the importance of perceiving change as opportunity. I am convinced that companies that confront and respond to change will "fly in a higher imaginative altitude than others" as Ram Charan said in his book *Know-How.* Such companies will eliminate being a victim of events; they will be companies that shape events.

One of our top priorities is to focus intensely on growing and developing the leadership abilities of our staff. Another priority is acquiring new leaders to take us into the future. We recently hired Mike Miglucci as vice president and commercial lender in the Wake Forest office. We promoted JoAnn Bratton to vice president and controller, named Beverly Southerland assistant vice president for our Garner office, and welcomed LuAnn Herring as senior vice president and market executive for our West Raleigh office. In our credit administration area, Walker Farish joined us as senior vice president and credit administration officer. I am excited about the impact these individuals will have on our journey of building a high-performing bank.

As we continue to recognize and focus on the importance of differentiating ourselves with distinct and compelling competitive advantages, we must analyze what we offer our customers — Why is it better than other options available? How do we offer products and services in a profitable manner? These questions must be answered with laser sharp clarity and specificity in order to demonstrate that we are distinct from the many competitors who locate and strive to build a presence in our vibrant marketplace.

I look forward to sharing more details about our plans at our annual shareholders' meeting. Specific information about this meeting is enclosed in this newsletter, and I look forward to seeing you there.

We appreciate your confidence, support, and advocacy as we strive for even higher performance. If we can be of service to you, I hope that you will call on our staff at any of our offices, as they are pleased to offer our bank services to you as they tell you our story.

Very cordially,

Larry D. Barbour
President and CEO

BANKING NONPROFITS

From the time we started the bank, we have made a concerted effort to be purposeful about our direction, particularly with regard to the customers we felt we could serve best. One group we want to serve better than our peers is nonprofits. In Wake County alone, there are approximately 206 large nonprofit organizations and foundations.* The term “nonprofit” covers a wide spectrum of organizations –– charitable, religious, educational, literary, etc. While they may define themselves differently, they all form for one general reason: to serve a purpose of public or mutual benefit other than the pursuit or accumulation of profits.

There are two types of companies that fall into this category: nonprofit and not-for-profit, the difference falling in how they establish themselves from a tax standpoint, as well as their financial structure. For the purposes of this article, we will use the term nonprofit to encompass both categories. In order to be successful serving these customers, we strive to understand their language and unique financial situations they encounter, e.g., endowments, accepting contributions, etc. While they have checking and savings account needs, how they use each account varies greatly from how an attorney or a doctor might use the accounts. We have to bring some creativity to the table with regard to services we offer or ways we can make the bank’s products and services fit the organization.

“These organizations are really looking for cost-effective banking––low-fee or no-fee being preferable,” commented Charlene Barbour, chair of the North State Bank Garner Board and president and CEO of Management Concepts. Charlene has offered professional management assistance to associations for more than 20 years, including the area of financial management, making her a great resource. Charlene affirmed that merchant services are a key need for nonprofits as a lot of associations hold meetings or conferences, and they want to be able to accept registrations

Pictured l to r: North State Bank’s Prudy Frederick, vice president and director of marketing; Virginia Watson, senior vice president and senior mortgage lender; and Judy Stephenson, executive vice president/business development and commercial lending prepare to talk with nonprofit organizations at the annual AENC trade show.

online. They may also sell items on their website––industry resources, manuals. Some associations have large enough accounts that they could use a lockbox service as well.

With regard to service, nonprofits find great value in relationship banking––and that’s just how we do business. Much like our other customer niches, it is highly important for nonprofits to have a personal bank representative––someone assigned specifically to the organization’s account.

In addition to our day-to-day efforts with current nonprofit customers, we are members of Association Executives of North Carolina (AENC) and exhibited at their recent conference in Raleigh. Judy Stephenson, executive vice president/business development and commercial lending, will also represent North State at the American Society of Association Executives annual meeting this year. We continue to look for ways to reach these customers both through marketing efforts as well as through customer care and providing financial solutions designed specifically to meet nonprofit needs.

*Numbers do not reflect churches and are based on nonprofit organizations with annual revenues of $500,000 or higher. Numbers were pulled toward the end of 2006 from InfoUSA data.

OUR FUTURE IN WILMINGTON

When we moved into the

Wilmington market, we had high hopes and great expectations for growth. . .

and we have not been disappointed. Since opening the office in June 2006, loans have grown to just over $18 million. commented Larry Barbour, president and CEO. “Our customer niches will experience how we define relationship banking, which will truly set us apart. For these reasons and others, I believe North State Bank will become a dominant bank here as measured by market share.” In late 2006, we celebrated the opening of the loan production office at Lumina Station shopping center, giving us the opportunity to talk friends and bank employees about happenings to-date and the future of North State Bank in the Wilmington area. The reception was held at Porter’s Neck Country Club, with over 100 guests attending. The tremendous support for the bank was evident, and excitement filled the evening as plans were shared.

The most exciting news is that we plan to open a full-service office by early 2008 at the intersection of Eastwood Drive and Military Cutoff. We anticipate that having a full-service office open will add convenience and a new level of service that will continue to propel growth in the Wilmington area.

FOURTH QUARTER REPORT 2006

GETTING TO KNOW...

LU ANN HERRING



Lu Ann Herring joined the bank as senior vice president and West Raleigh market executive. Her banking experience extends across 25 years, and we are glad to have her on board.

She worked with Bank of America in various roles—human resources, regional management, and most recently in their premier banking division where she worked specifically with the affluent market.

"Joining North State Bank was not a difficult decision," she said. "The bank is so committed to what's going on in Wake County. They're investing back in the community. That's important to me."

Lu Ann is a believer in the work of the United Way. While working with them, she received the Raleigh Mayor's and North Carolina Governor's Distinguished Service Awards for the creation of programs designed to enrich the lives of the disabled, specifically the deaf. Currently, she is a leadership coach and mentor with Priority Associates, an organization that is a resource for the business community.

As she steps into her role at North State Bank, her priority is getting to know her customers—going to their places of business and meeting with them face to face. Her desire is to help develop the West Raleigh market. "I want to see the office grow and have expanded influence," she commented. "We'll do that through customer care and visibility." She has worked with a large number of physicians and attorneys—two types of customers that North State uniquely serves—and looks forward to putting that knowledge to good use.

NORTH STATE BANCORP STOCK PRICE (JUNE 2002 - DECEMBER 2006)


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SUMMARY BALANCE SHEET

As of December 31, 2006
(in thousands)

ASSETS	
Cash, due from banks	$ 12,189
Interest-earning deposits with banks	1,249
Federal funds sold	44,059
Investment securities available for sale at fair value	41,932
Loans less allowance ($3,983)	341,960
Other assets	14,088
Total assets	**$ 455,477**
LIABILITIES AND SHAREHOLDERS' EQUITY	
Demand deposits	$ 105,228
Interest-bearing deposits	296,850
Total deposits	402,078
Other borrowings	21,866
Other liabilities	4,936
Total liabilities	428,880
SHAREHOLDERS' EQUITY	
Total shareholders' equity	26,597
Total liabilities and shareholders' equity	**$ 455,477**

SUMMARY STATEMENT OF INCOME AND EXPENSE

For the quarter and year ended December 31, 2006
(in thousands except per share data)

	Quarter	Year-to-date
Interest income	$ 7,286	$ 26,412
Interest expense	3,437	11,587
Net interest income	3,849	14,825
Provision for loan losses	(392)	69
Net interest income after provision for loan losses	4,241	14,756
Noninterest income	321	1,174
Noninterest expenses	3,056	10,743
Net income before income taxes	1,506	5,187
Income tax expense	546	1,915
Net income	**$ 960**	**$ 3,272**
Earnings per diluted share	**$ 0.20**	**$ 0.69**

SIGNIFICANT RATIOS

For the quarter ended December 31, 2006

Return on average assets	0.89%
Return on average equity	15.02%
Efficiency ratio	72.97%
Nonperforming loans	$ 397
Ratio of allowance for loan losses to nonperforming and nonaccrual loans	10.03x
Allowance for loan losses to loans	1.15%

The information as of and for the quarter and year ended December 31, 2006, as presented is unaudited. This newsletter contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the company's sec filings, including its periodic reports under the securities exchange act of 1934, as amended, copies of which are available upon request from the company.

NORTH STATE BANK

P.O. Box 18367
Raleigh, NC 27619

PRSRT STD
US Postage
PAID
Raleigh, NC
Permit No. 2214

Please call Kirk Whorf at 919-645-2707 or email him at kwhorf@northstatebank.com to update your mailing address.

Save the Date

ANNUAL MEETING
May 3, 2007

This 2007 Annual Meeting of North State Bancorp Shareholders will be held Thursday, May 3, 2007, at 4:30 p.m. at the former Storehouse location in Raleigh, NC, at 4380 Lassiter at North Hills Avenue.

North State Bank / Raleigh 919-787-9696 FDIC

www.northstatebank.com

LUNCH IS ON US!


Lunch Is On Us!

West Raleigh was eatin' high on the hog as our office on Blue Ridge Road held a pig pickin' that more than 300 customers, prospects, and neighbors enjoyed.

"The event enabled us to reinforce North State's commitment to relationship banking," said Andrew Wheeler, commercial lender for the West Raleigh office. "We were able to share North State's story with important prospects — and the community. It was great to see bank employees and board members developing relationships which could result in new business."

It was easy to have a friendly business discussion over barbecue and fixin's, ice cream, and sweet tea. As another incentive to join the festivities, attendees could register to win tickets to a Carolina Hurricanes game. Congratulations to Deborah Meehan with Access Medical and Mike Womble with William, Overman & Pierce, our door prize winners!

Special thanks to our West Raleigh local board members for their support. We look forward to seeing the results of such a great event.